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											  EXHIBIT i

DURACELL INTERNATIONAL INC.

COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK

For the Three Fiscal Months Ended

September 30, 1995 and October 1, 1994

                                   							     Three Fiscal Months Ended
-----------------------------------------------------------------------------
                                  							     September 30,  October 1,
In millions, except per share amounts              1995         1994
-----------------------------------------------------------------------------
Primary Computations:

Weighted average number of shares outstanding  117.9          117.5

Effect of outstanding stock options              2.7            3.7
                                   							     -----          -----
   Weighted average number of shares and share
   equivalents outstanding                     120.6          121.2
                                   							     =====          =====

Per share amounts:

     Net income (a)                             $0.44          $0.44
                                   							     ======         ======

Fully Diluted Computations:

Weighted average number of shares outstanding  117.9          117.5

Effect of outstanding stock options              2.8            4.0
                                   							     -----          -----
   Weighted average number of shares and share
   equivalents outstanding                     120.7          121.5
                                   							     =====          =====

Per share amounts:

     Net income (a)                             $0.44          $0.44
                                   							     ======          =====
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(a)  These calculations are submitted in accordance with Regulation S-K item 601 (b)(11)